Exhibit 5.1

Jones & Keller, P.C.

1625 Broadway, Sixteenth Floor

Denver, Colorado 80202

303-573-1600

November 13, 2009

GeoResources, Inc.

110 Cypress Station Drive, Suite 220

Houston, Texas 77090

Re: Post Effective Amendment No. 4 to Form S-3 on Form S-1 (File No. 333-155681)

Ladies and Gentlemen:

We have acted as outside counsel to GeoResources, Inc., a Colorado corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission, of Post Effective Amendment No. 4 to Form S-3 on Form S-1 (the “Registration Statement”) of the Company that is being registered for offering and sale. The Registration Statement covers the public offering of up to 3,450,000 shares of common stock, par value $.01 per share (the “Shares”).

Our opinions set forth herein are based upon and subject to the qualifications, limitations and exceptions set forth in this Opinion Letter.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with our opinions herein, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company, as we have deemed necessary or appropriate for the purposes of this opinion. In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the documents and certificates and oral or written statements and other information of or from representatives of the Company and others and assume compliance on the part of all parties to the documents with their covenants and agreements contained therein.

The opinions expressed herein are limited to the Business Corporation Act of the State of Colorado and reported judicial decisions interpreting these statutes as currently in effect. We assume no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares, upon issuance in accordance with the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this Opinion Letter as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Supplemental Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/S/ JONES & KELLER, P.C.
JONES & KELLER, P.C.